Exhibit 99.1

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	F2
Financial Statements
Consolidated Balance Sheets	F3
Consolidated Statements of Income and Comprehensive Income	F4
Consolidated Statement of Changes in Stockholders’ Equity	F5
Consolidated Statements of Cash Flows	F6
Notes to Consolidated Financial Statements	F7 – F25

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Kirin China Holding Limited

We have audited the accompanying consolidated balance sheets of Kirin China Holding Limited and Subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/S/ Bernstein & Pinchuk LLP
New York, New York

April 27, 2011, except for revised disclosures as explained in Note2, which is dated June 3, 2011.

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$6,233,301	$6,807,095
Restricted cash	1,563,027	263,266
Accounts receivable	1,626,592	13,371
Revenue in excess of billings	22,395,290
Prepayments	2,161,176	2,489,498
Other receivables	3,324,533	1,066,280
Receivable from a trust equity owner	-	7,488,447
Real estate properties held for sale	-	591,338
Real estate properties and land lots under development	92,419,336	43,132,984
Property and equipment, net	230,475	111,492
Deferred tax assets	85,452	-
Total assets	$130,039,182	$61,963,771

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accounts payable	$1,266,428	$779,125
Income taxes payable	22,152	750,441
Other taxes payable	2,936,728	2,197,327
Due to a stockholder	3,840,111	-
Other payables and accrued liabilities	6,509,337	2,947,344
Customer deposits	22,417,416	14,601,339
Long-term loans	19,208,083	1,462,587
Deferred tax liabilities	5,389,536	535,038
Total liabilities	61,589,791	23,273,201

Commitments and contingencies (Note 18)

Stockholders’ equity
Common stock ($1 par value, 50,000 shares authorized, issued and outstanding as of December 31, 2010 and 2009, respectively)
	50,000	50,000
Additional paid-in capital	33,966,850	27,121,045
Subscription receivable	(50,000)	(50,000)
Statutory reserve	407,537	264,887
Retained earnings	30,849,088	10,098,134
Accumulated other comprehensive income	3,225,916	1,206,504
Total stockholders’ equity	68,449,391	38,690,570
Total liabilities and stockholders’ Equity	$130,039,182	$61,963,771

See notes to consolidated financial statements

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2010	2009	2008

Revenue from real estate sales, net	$51,344,999	$22,968,587	$11,892,062
Cost of real estate sales	28,125,753	17,349,913	8,595,976
Gross profit	23,219,246	5,618,674	3,296,086

Selling expenses	1,003,302	713,480	352,434
Operating and administrative expenses	1,404,126	797,806	370,293

Income from operations	20,811,818	4,107,388	2,573,359

Other income (expense)
Sale of land use right, net	658,533	-	-
Government grant	9,293,749	7,484,417	-
Interest expense	(895,840)	(399,357)	(308,514)

Total other income (expense)	9,056,442	7,085,060	(308,514)

Income before income taxes	29,868,260	11,192,448	2,264,845

Provision for income taxes	8,974,656	3,040,217	795,900

Net income	20,893,604	8,152,231	1,468,945

Other comprehensive income
Foreign currency translation adjustment	2,019,412	27,052	482,129

Comprehensive income	$22,913,016	$8,179,283	$1,951,074

See notes to consolidated financial statements

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common shares		Additional paid-in capital	Subscription receivable	Statutory reserve	Retained earnings	Accumulated other comprehensive income	Total stockholders’ equity
	number of shares	amount

Balance at January 1, 2008	$50,000	$50,000	$5,430,517	$(50,000)	-	$741,845	$697,323	$6,869,685
Capital contribution to a subsidiary Xingtai Zhongding in form of cash	-	-	1,096,186	-	-	-	-	1,096,186
Capital contribution to Business Service in form of cash, a company then under common control, which is acquired by the Company in 2009	-	-	875,376	-	-	-	-	875,376
Net income	-	-	-	-	-	1,468,945	-	1,468,945
Foreign currency translation adjustment	-	-	-	-	-	-	482,129	482,129
Balance at December 31, 2008	50,000	50,000	7,402,079	(50,000)	-	2,210,790	1,179,452	10,792,321

Capital contribution to a subsidiary Xingtai Zhongding in form of land use rights	-	-	27,381,623	-	-	-	-	27,381,623
Return of capital (Note 17(3))	-	-	(6,787,281)	-	-	-	-	(6,787,281
Distribution to a shareholder in exchange for equity interests in Business Service, a company established in 2008 under common control (Note 3)	-	-	(875,376)	-	-	-	-	(875,376
Net income	-	-	-	-	-	8,152,231	-	8,152,231
Transfer to statutory reserve	-	-	-	-	264,887	(264,887)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	27,052	27,052
Balance at December 31, 2009	50,000	50,000	27,121,045	(50,000)	264,887	10,098,134	1,206,504	38,690,570

Contribution of capital (Note 17(3))	-	-	6,845,805	-	-	-	-	6,845,805
Net income	-	-	-	-	-	20,893,604	-	20,893,604
Transfer to statutory reserve	-	-	-	-	142,650	(142,650)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	2,019,412	2,019,412
Balance at December 31, 2010	$50,000	$50,000	$33,966,850	$(50,000)	407,537	$30,849,088	$3,225,916	$68,449,391

See notes to consolidated financial statements

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net Income	$20,893,604	$8,152,231	$1,468,945
Adjustments to reconcile net income to net cash provided by operation activities
Depreciation	54,745	28,049	10,059
Deferred tax assets (liabilities)	4,633,802	(372,369)	590,573
Changes in operating assets and liabilities:
Restricted cash	(1,258,996)	58,472	(315,990)
Accounts receivable	(1,573,045)	(13,364)	-
Revenue in excess of billings	(21,843,730)	43,330	(12,009)
Prepayments	403,013	(2,103,703)	385,799
Other receivables	(2,167,182)	(647,983)	(4,740)
Receivable from a trust equity owner	7,553,015	(7,484,417)	-
Real estate properties held for sale	596,437	(591,020)	-
Real estate properties and land lots under development	(46,638,292)	5,690,254	2,197,543
Accounts payable	449,395	740,351	(27,909)
Income taxes payable	(735, 305)	733,189	-
Other taxes payable	648,127	2,133,098	(198,033)
Other payables and accrued liabilities	3,376,265	2,631,634	187,935
Customer deposits	7,138,071	9,442,028	(5,080,922)
Net cash provided by (used in) operating activities	(28,470,076)	18,439,780	(798,749)
Cash flows from investing activities:
Purchases of equipment	(167,090)	(80,426)	(3,955)
Net cash used in investing activities	(167,090)	(80,426)	(3,955)
Cash flows from financing activities:
Distribution to a shareholder in exchange for equity interests in Business Service, a company established in 2008 under common control	-	(878,156)	-
Contribution of capital (Note 17(3))	6,845,805	-	-
Return of capital (Note 17(3))	-	(6,783,630)	-
Proceeds from capital contribution	-	-	1,971,562
Proceeds from long-term loans	17,136,580	1,464,665	-
Repayments of a bank loan	-	(2,781,071)	-
Proceeds from due to a stockholder	3,745,536	-	-
Repayments of due to a stockholder		(2,799,347)	(2,025,207)
Net cash provided by (used in) financing activities	27,727,921	(11,777,539)	(53,645)
Effect of foreign currency fluctuation on cash and cash equivalents	335,451	5,950	24,018
Net increase (decrease) in cash and cash equivalents	(573,794)	6,587,765	(832,331)
Cash and cash equivalents-beginning of year	6,807,095	219,330	1,051,661
Cash and cash equivalents-end of year	$6,233,301	$6,807,095	$219,330
Supplementary cash flow information:
Cash paid for interest expense	$773,947	$339,357	$308,514
Cash paid for income tax	$793,657	$472,222	$198,033
Land use rights as capital contributions from an owner	$-	$27,381,623	$-
See notes to consolidated financial statements

KIRIN CHINA HOLDING LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Description of Business

Kirin China Holding Limited (the “Company”, or “Kirin China”) was formed under the laws of the British Virgin Islands on July 6, 2010.  Ms. Iwamatsu Reien, a Japanese citizen, holds 100% of the shares of Prolific Lion Limited, Valiant Power Limited and Solid Wise Limited, each of which were incorporated in the British Virgin Islands (each a “BVI Company” and collectively the “BVI Companies”) and which respectively own 82%, 9% and 9% of the shares of the Company.

Kirin China owns all of the share capital of Kirin Huaxia Development Limited (“Kirin Development”), a Hong Kong company established on July 27, 2010, which owns all of the share capital of Shijiazhuang Kirin Management Consulting Co., Ltd. (“Kirin Management”), a wholly foreign owned enterprise located in Shijiazhuang City, Hebei Province, the People’s Republic of China (the “PRC” or “China”).

Hebei Zhongding Real Estate Development Corporation (“Hebei Zhongding”) was incorporated in the name of Xingtai Zhongchao Real Estate Company Limited as a limited liability company under the laws of the PRC on April 7, 2004, and was transformed into a limited liability corporation, changing its name to Hebei Zhongding Real Estate Development Corporation Limited on July 16, 2007. Hebei Zhongding authorized and issued 45,000,000 shares at Renminbi (RMB) 1 ($0.1207) per share. Share capital of approximately $5,430,517 was fully paid by Mr. Guo Jianhe (3%., a sibling of Mr. Guo Jianfeng), Mr. Guo Jianfei (5%, a sibling of Mr. Guo Jianfeng), Mr. Zhao Li (5%), Ms. Li Liying (2%) and Ms. Bi Liping (85%, spouse of Mr. Guo Jianfeng).  Mr. Guo Jianhe, Mr. Guo Jianfei, Mr. Zhao Li, Ms. Li Liying and Ms. Bi Liping are collectively referred to as “Hebei Zhongding Trustees”.

Xingtai Zhongding Jiye Real Estate Development Co., Ltd. (“Xingtai Zhongding”) was established by Xingtai Business Investment Co., Ltd. (“Business Investment”) for a fully paid registered capital of $1,096,187 on August 7, 2008. On March 5, 2009, Xingtai Zhongding increased its registered and paid-in capital to $11,701,936 by equity owner’s contributions in forms of land use rights.  Business Investment is wholly owned by Huaxia Kirin (Beijing) Technology Development Co., Ltd., which is subsequently owned by Mr. Guo Jianfeng (8%) and Ms. Bi Liping (spouse of Mr. Guo Jianfeng, 92%).  On December 31, 2009, Xingtai Business Investment Company Limited transferred its ownership in Xingtai Zhongding to Mr. Guo Jianfeng (51%), Mr. Liu Haifeng (41%) and Mr. Xie Yuelai (8%).  On June 9, 2010, Mr. Liu Haifeng transferred his shareholding in Xingtai Zhongding to Huaxia Kirin (Tianjin) Equity Investment Fund Management Co., Ltd. Huaxia Kirin (Tianjin) Equity Investment Fund Management Co., Ltd. and Mr. Xie Yuelai are collectively referred to as “Xingtai Zhongding Trustees”.

Pursuant to trust agreements entered into between Mr. Guo Jianfeng and each of Hebei Zhongding Trustees and Xingtai Zhongding Trustees, Mr. Guo Jianfeng is deemed to be the beneficiary owner of all the shares of Hebei Zhongding and Xingtai Zhongding.

On September 3, 2007, Hebei Zhongding established a subsidiary Xingtai Zhongding Construction Project Management Co., Ltd. with 80% direct ownership, and Mr. Guo Jianhe, a sibling of Mr. Guo Jianfeng, owns 20% shares.  Pursuant to a trust agreement entered into between Mr. Guo Jianhe and Xingtai Zhongding, Xingtai Zhongding is deemed to be the owner of all the shares of Xingtai Zhongding Construction Project Management Co., Ltd.

On July 1, 2009, Xingtai Zhongding acquired Xingtai Zhongding Business Service Co., Ltd. (“Business Service”), a company indirectly wholly-owned and controlled by Mr. Guo Jianfeng (Note 3).

On December 24, 2009, Xingtai Zhongding established a wholly-owned subsidiary Huaxia Kirin (Beijing) Property Management Co., Ltd.

On January 19, 2010, Xingtai Zhongding established Huaxia Kirin (Beijing) Garden Project Co., Ltd. in Beijing, China, as 100% equity owner.

On December 6, 2010, Business Service formed Xingtai Hetai Real Estate Development Co., Ltd. (“Xingtai Hetai”) in Xingtai, Hebei Province, China, as 100% equity owner.

On November 22, 2010, Ms. Iwamatsu Reien entered into Call Option Agreements (collectively, the “Call Option Agreements”) with each of Messrs. Guo Jianfeng, Hu Longlin and Ms. Mu Xiangju (collectively, the “Purchasers”) pursuant to which Mr. Guo Jianfeng is entitled to purchase up to 100% shares of Prolific Lion Limited, Mr. Hu Honglin is entitled to purchase up to 100% shares of Valiant Power Limited and Ms. Mu Xiangju is entitled to purchase up to 100% of the shares of Solid Wise Limited, each at a price of $0.0001 per share for a period of five years upon satisfaction of certain conditions. Specifically, (i) if Hebei Zhongding and Xingtai Zhongding (collectively, the “Operating Companies”), and their respective subsidiaries achieved net income of $1 million as calculated and audited in accordance with U.S. GAAP for the fiscal year ended December 31, 2009, each Purchaser will be entitled to purchase 40% of the outstanding shares of the applicable BVI Company; (ii) if the Operating Companies and their respective subsidiaries achieve net income of $2 million as calculated in accordance with U.S. GAAP for the fiscal year ended December 31, 2010, each purchaser will be entitled to purchase 30% of the outstanding shares of the applicable BVI Company; (iii) if the Operating Companies and their respective subsidiaries achieve net income of $3 million in accordance with U.S. GAAP for the fiscal year ended December 31, 2011, each Purchaser will be entitled to purchase up to 30% of the remaining outstanding shares of the applicable BVI Company. In addition, the Operating Companies and their respective subsidiaries achieves net income of $3 million in fiscal year 2010, each Purchaser shall have the right to purchase all shares of the applicable BVI Company at consideration of $1.00 and the third condition shall be deemed as having been met. As of April 27, 2011, none of the Purchasers has exercised their options under the Call Option Agreements.

Pursuant to Call Option Agreement between Ms. Iwamatsu Reien and Mr. Guo Jianfeng, Mr. Guo Jianfeng has been irrevocably granted the exclusive voting rights with respect to the shares of Prolific Lion Limited held by Ms. Iwamatsu Reien.  Accordingly, Mr. Guo Jianfeng may be deemed to beneficially own the Company’s common stock owned by Prolific Lion Limited.  Furthermore, Mr. Guo Jianfeng is empowered to appoint directors of Kirin China through Resolution of Shareholders, who manage the business and affairs of the Company, pursuant to the Memorandum and Articles of Association of Kirin China, and thereby effectively controls Kirin China, which subsequently controls Kirin Management through its ownership of Kirin Development.

On December 22, 2010, Kirin Management entered into a series of contractual arrangements, including an Entrusted Management Agreement, a Shareholders’ Voting Proxy Agreement and an Exclusive Option Agreement, with each of Hebei Zhongding and Xingtai Zhongding and their respective shareholders (the “Contractual Arrangements”).  Other than the parties thereto, the terms and conditions of the Contractual Arrangements entered into with Hebei Zhongding and the terms and conditions of the Contractual Arrangements with Xingtai Zhongding are the same.

Entrusted Management Agreement Pursuant to the Entrusted Management Agreement between Kirin Management, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies and their shareholders agreed to entrust the business operations of the Operating Companies and its management to Kirin Management until Kirin Management acquires all of the assets or equity of the Operating Companies. Kirin Management has the full and exclusive right to manage and control all cash flow and assets of the Operating Companies and to control and administrate the financial affairs and daily operation of the Operating Companies. In turn, Kirin Management is entitled to the Operating Companies’ earnings before tax as a management fee, and will be obligated to pay all Operating Companies’ debts to the extent the Operating Companies are not able to pay such debt.

Shareholders’ Voting Proxy Agreement Pursuant to the Shareholders’ Voting Proxy Agreement between Kirin Management and the shareholders of the Operating Companies, the Operating Companies’ shareholders irrevocably and exclusively appointed the board of directors of Kirin Management as their proxy to vote on all matters that require the approval of the Operating Companies shareholders.

Exclusive Option Agreement Under the Exclusive Option Agreement between Kirin Management, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies shareholders granted to Kirin Management an irrevocable exclusive purchase option to purchase all or part of the shares or assets of the Operating Companies to the extent that such purchase does not violate any PRC law or regulations then in effect. Kirin Management and the Operating Companies shareholders shall enter into further agreements based on the circumstances of the exercise of the option, including price. The exercise price shall be refunded to Kirin Management or the Operating Companies at no consideration in a manner decided by Kirin Management, in its reasonable discretion.

Because of the above arrangement, which assigned all of Operating Companies equity owners' rights and obligations to Kirin China resulting in the equity owners lacking the ability to make decisions that have a significant effect on Operating Companies’ operations and Kirin Management’s ability to extract the profits from the operation of the Operating Companies, and assume the Operating Companies’ residual benefits. Because the Kirin Management and its indirect parent are the sole interest holders of the Operating Companies, Kirin China consolidates Operating Companies from its inception consistent with the provisions of FASB Accounting Standards Codification ("ASC") 810-10.

The Company conducts its business through Hebei Zhongding and Xingtai Zhongding and their subsidiaries ( “HZ and XZ”) that are consolidated as a result of the Company’s controlling financial interest in HZ and XZ.

Substantially all assets reported in the consolidated balance sheets are those of the HZ and XZ that can be used only to settle obligations of the consolidated HZ and XZ.
Substantially all liabilities reported in the consolidated balance sheets are those of the HZ and XZ for which creditors (or beneficial interest holders) do not have recourse to the general credit of the primary beneficiary.
Substantially all of the financial performance reported in the consolidated statements of income and comprehensive income are those of the HZ and XZ.

Mr. Guo Jianfeng owns and controls the Company and its subsidiaries from their respective inception dates.  The Company is engaged in the development and sale of residential and commercial real estate properties, and development of land lots in Xingtai city, Hebei province, China.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years in three-year period ended December 31, 2010 include those of Kirin China and its subsidiaries. All material intercompany transactions and balances have been eliminated.

The functional currency of Kirin China and Kirin Development is United States Dollars (“USD”).  The functional currency of the Company’s subsidiaries in the PRC is Renminbi (“RMB”).  The consolidated financial statements have been translated and presented in USD.

The consolidated balance sheets are presented unclassified because the time required to complete real estate projects and the Company’s working capital considerations usually stretch for more than one-year period.

Reclassification
The comparative figures have been reclassified to conform to current year presentation.

Revised Disclosures
Subsequent to the original issuance date, April 27, 2011, the following revised disclosures have been made,
Note 5- revenue in excess of billings, to enhance disclosure and state specifically what is included in line item “revenue in excess of billings.”
Note 12- income taxes, to disclose why LAT is reflected in the reconciliation between statutory rate and the effective tax rate.
Note 17-related party transactions and balances, to disclose the gross value of all related party transactions.
Note 18-contingent liabilities, to disclose guarantee to the banks for the loan.
Note 20-subsequent events, to revise the disclosure.

Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include percentage-of-completion of properties under construction and related revenue and costs recognized, allowance for doubtful accounts, and the assessment of impairment of long-lived assets. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Fair Value of Financial Instruments
The Company applies the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Subtopic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Subtopic 820-10 establishes three levels of inputs that may be used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company did not have any nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010 and 2009.

Reporting Currency and Foreign Currency Translation
The assets and liabilities of the Company’s subsidiaries in China are translated at the exchange rate on the balance sheet dates, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rates for the years. The resulting translation adjustments are reported under accumulated other comprehensive income in the consolidated statements of income and comprehensive income in accordance with ASC 220, Comprehensive Income.

 Since July 2005, the RMB is no longer pegged to the USD. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the USD in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. PRC exchange control regulations may also restrict the Company’s ability to convert RMB into foreign currencies.

Revenue Recognition
Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales.

Revenue from the sales of completed properties and properties where the construction period is twelve months or less is recognized by the full accrual method when (a) sale is consummated; (b) the buyer’s initial and continuing involvements are adequate to demonstrate a commitment to pay for the property; (c) the receivable is not subject to future subordination; (d) the company has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property.  A sale is not considered consummated until (a) the parties are bound by the terms of a contract or agreement, (b) all consideration has been exchanged, (c) any permanent financing of which the seller is responsible has been arranged, (d) all conditions precedent to closing have been performed. Fair value of buyer’s payments to be received in future periods pursuant to sales contract is classified under accounts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

The Company adopts the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (a) construction is beyond a preliminary stage; (b) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (c) sufficient units have already been sold to assure that the entire property will not revert to rental property; (d) sales prices are collectible and (e) aggregate sales proceeds and costs can be reasonably estimated.  If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts.  The Company uses cost-to-cost method to measure the ratio of completion.  Qualified construction quality supervision firms are engaged by the Company, as required by relevant laws and regulations in the PRC, to determine pieces of construction completed by contractors can meet predetermined quality and safety standards, and are eligible to be counted towards costs. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified under customer deposits.  Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

Except for the down payment, rest of contract price can be settled by several installments or financed by mortgage.  The Company requires customers to pay non-refundable cash down payment equivalent to no less than 20% of the contract price upon the execution of sale or pre-sale contracts prior to recognizing revenue under either full-accrual method or percentage-of-completion method.  The cash down payment collected from customers subordinates to no claims.  If buyer’s purchase is financed by mortgage the Company does not recognize revenue until application for mortgage loan has been filed and the Company reasonably believes the mortgage can be approved.  The Company provides guarantees for mortgage loans from financial institutions to customers.  Such guarantees expire when customers have obtained House Ownership Certificate of their purchased properties and the mortgage has been registered in favor of the financial institutions. Because guarantees of mortgage do not cover any portion of non-refundable cash down payment received by the Company from customers, the Company does not consider guarantees when determining recognizing revenues under either full-accrual method or percentage-of-completion method.

Real Estate Capitalization and Cost Allocation
Properties under development or held for sale consist of residential and commercial units under construction and units completed.  Properties under development or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, interest on indebtedness, construction overhead and indirect project costs. The Company acquires land use rights with lease terms ranging from 40 to 70 years through government-organized auctions, private sale transactions or capital contribution from shareholders.  Land use rights are divided and transferred to customers after the Company delivers properties.  The Company capitalizes payments for obtaining the land use rights allocates to specific units within a project based on units’ gross floor area.  Costs of land use rights for the purpose of property development are not amortized.  Other costs are allocated to units within a project based on the ratio of the sales value of units to the estimated total sales value.

Government Grant
Government grant relating to real estate projects developed by the Company are recognized at fair value as other income when the Company have complied with the conditions attached to the grant and the grant’s collection is reasonably assured.

During the year ended December 31, 2008, Xingtai Zhongding was entitled to a government grant of approximately $22,981,000 relating to Kirin County project to subsidize modernization of the neighborhood where the real estate project situated, and control of property price volatility.  The Company believes the government’s demands associated with the grant are gradually fulfilled as the construction and pre-sale of Kirin County make progress, and accordingly recognizes grant income at the percentage of construction completed during the year of the total grant amount.  For the years ended December 31, 2010, 2009 and 2008, the Company recognized $9,293,749, $7,484,417 and nil grant income. The local government has arranged a lump sum payment of the grant to Business Investment, a trust equity owner on behalf of Mr. Guo Jianfeng, prior to the grant’s conditions being met out of financial consideration because it lacked managing staff and concerned that the funds would be re-assigned or invalidated without an immediate recipient.  Pursuant to the arrangement, Business Investment provides this grant money to Xingtai Zhongding in proportion to the percentage of the project completed as a measure to ensure that the project satisfies the grant’s guidelines.  The grant does not have refund conditions and the Company believes government will not revoke the grant or claw back cash remitted to the escrow account unless the construction and sale of Kirin County project is cancelled by the Company.  As at December 31, 2010, the Company didn’t receive any request from government demanding revocation and refund partial or all of the grant previously given, and the Company expects no development relating to the Kirin County project will cause government to request the grant’s refund in next twelve months.

Capitalization of Interest
In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction.  No interest was capitalized for the years ended December 31, 2010, 2009 or 2008.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains majority of its bank accounts in the PRC. All PRC bank balances are denominated in RMB. Cash includes cash on hand and demand deposits in accounts maintained with state-owned and commercial financial institutions within the PRC.  China does not have a deposit insurance system; however, the credit risk on bank balances are limited because the Company conducts transactions and deposits balances with several state-owned banks with high credit ratings assigned by international credit rating agencies.

Restricted Cash
There are two important timings for mortgage business of PRC banks: (1) Execution of mortgage agreement: PRC banks grant mortgage loans to home purchasers and will credit the full amount to the Company account once the bank and the purchaser enter into mortgage agreement, which generally will be before the completion of the construction of projects.  (2) Issuance of House Ownership Certificate to the purchasers. At the time of execution of mortgage agreement, there are no House Ownership Certificate therefore the purchaser has no legal right to the house and therefore they cannot mortgage the house to banks. Banks will ask the developer to provide guarantee to the loan instead. When the House Ownership Certificates are issued, banks will release the guarantee ability of the developer and mortgage the house in question.  If the condominiums are not completed and the new homebuyers have no House Ownership Certificate, to secure the loan, as a common practice in China, the banks will release only 95% loan to the Company and will require that the Company open a separate account with the bank and deposit and freeze the remaining 5% of the mortgage amount to further secure the bank’s interests before the mortgage of the house with House Ownership Certificate. Because bank requires the freeze of the 5% deposit, the amount therein shall be classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after homebuyers have obtained the House Ownership Certificate and mortgage the house to bank. Total restricted cash amounted to $1,563,027 and $263,266 as of December 31, 2010 and 2009, respectively. These deposits are not covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Property, Plant and Equipment, Net
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Fixtures, furniture and office equipment               5 years

Impairment of Long-lived Assets
The Company reviews its long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the years ended December 31, 2010, 2009 or 2008.

Income Taxes
The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Subsidiaries of the Company located in China are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Company is calculated by project. When all units of a project are sold, tax authorities will assess the tax due on the project, and issue a tax due notification to the Company. The Company has to pay the tax by the due date on the notification. If the Company does not pay the tax by the due date, the tax authorities will charge the Company interest. The Company includes any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials.

Land Appreciation Tax (“LAT”)
In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures.  LAT is prepaid at 1% to 2% of the pre-sales proceeds each year as required by the local tax authorities, and is settled generally after the construction of the real estate project is completed and majority of the units are sold.  The Company provides LAT as expensed when the related revenue is recognized based on estimate of the full amount of applicable LAT for the real estate projects in accordance with the requirements set forth in the relevant PRC laws and regulations.

Accumulated Other Comprehensive Income
Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the years ended December 31, 2010 and 2009 were net income and the foreign currency translation adjustment.

Advertising Expenses
Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs. For the years ended December 31, 2010, 2009 and 2008, the Company recorded an advertising expense of $384,978, $343,260 and $42,538, respectively.

Property Warranty
The Company provides customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period varies from two to five years, depending on different property components the warranty covers.

The Company constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property. Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company monitors the warranty reserve and make adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company withholds up to 5% of the contract total payment from contractors for periods of two to five years. These amounts are included in liabilities, and are only paid to the extent that there have been no warranty claims against the Company relating to the work performed or materials supplied by the contractors.  As at December 31, 2010 and 2009, the Company retained $169,500 and $129,500 contract payment to contractors, and the Company didn’t experience any incidences where the withheld amounts were less than the amounts the Company had to pay for the defects of properties.  The Company didn’t provide any warranty reserve.  For the year ended December 31, 2010, the Company incurred $18,690 incidental costs in addition to the amount retained from contractors. For the years ended December 31, 2009 and 2008, the Company incurred nil incidental costs in addition to the amount retained from contractors.

Impairment Losses
Completed lots are reported in the balance sheet at the lower of their carrying amount or fair value less costs to sell. Land to be developed or under development is assessed for impairment when management believes that events or changes in circumstances indicate that its carrying amount may not be recoverable. Based on this assessment, property that is considered impaired is written down to its fair value. Impairment losses are recognized through a charge to expense. No impairment of completed lots or land was recognized for the years ended December 31, 2010, 2009 or 2008.

Distribution of Earnings and Reserve Funds
The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions from its subsidiaries established in China.  The earnings reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries, and PRC legal restrictions permit payments of dividends out of PRC subsidiaries’ statutory accumulated after-tax profits.

In accordance with the PRC Company Law, the subsidiaries of the Company established in China are required to transfer 10% of their profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory reserves until such reserves reach 50% of the registered capital or paid-in capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the statutory reserves may be distributed to stockholders or owners in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.  These reserves are not distributable as cash dividends.

Recently Issued Accounting Pronouncements
In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have any material impact on the Company’s financial statements.

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2010, FASB issued ASU No. 2010-28, Intangibles - Goodwill and Other (ASC Topic 350). Under Topic 350 on goodwill and other intangible assets, testing for goodwill impairment is a two-step test. When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value (Step 1). If it does, an entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment (Step 2). The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. As we do not have any significant intangible assets, we believe that the impact of adopting this update will not be material on our consolidated results of operations and financial position.

In December 2010, FASB issued Accounting Standards Update (ASU) No. 2010-29, Business Combinations (ASC Topic 805). The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is permitted. As we did not enter into any business combinations in fiscal year 2010, we believe that the adoption this update will not have any material impact on our financial statement disclosures. However, if we enter into material business combinations in the future, the adoption of this update may have significant impact on our financial statement disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Note 3 – Acquisition of a Subsidiary

Business Service was established as a limited liability corporation on July 29, 2008 in the name of Xingtai Zhongding Business Service Corporation Limited with authorized 6,000,000 shares at RMB1 per share. Share capital was fully paid up by Mr. Guo Jianfeng and other 10 individuals (“Other Initial Sponsors”).  Business Service subsequently transformed into a limited liability company, and changed to its current name. Pursuant to trust agreement between Mr. Guo Jianfeng and Other Initial Sponsors, Mr. Guo Jianfeng is deemed to be the sole beneficiary owner of all the shares of Business Service.

On July 1, 2009, Xingtai Zhongding acquired 100% of the equity interests of Business Service, from its predecessor equity holders for a purchase price of RMB 6,000,000 (approximately $876,000).  The acquisition is a business combination under common control, therefore the Company accounted for this acquisition using the as if pooling-of-interest method.  The acquired business and net assets were recorded at book value as if the business and the net assets have been owned by the Company from the earliest comparative period presented, the operations are combined from the earliest date.

Note 4 – Accounts Receivable

	December 31,
	2010	2009

Receivable from sales of condominium units	$567,879	$13,371
Receivable from sales of land use rights	1,058,713	-

	$1,626,592	$13,371

Accounts receivable consists of balances due from customers for the sales of land use rights and completed condominium units in accordance with full accrual method. After customers made sufficient down payment, the Company recognizes related revenue. These receivable balances are unsecured, bear no interest and are due within 365 days from the date of the sales in accordance with sales contract.  The Company withholds title documents of properties and land use rights until all contract amounts are fully received from customers.

Note 5 – Revenue in Excess of Billings

Revenue in excess of billings represents the amount revenue recognized for certain residential and commercial units in Kirin County project in accordance with percentage-of-completion method over the cumulative payments received from respective customers.  As at December 31, 2010, revenue in excess of billings was mainly derived from Kirin County project’s sale of near-completed commercial and residential units, for which customers paid relevant lower percentages of full contract value as down payments.

Pursuant to sales contracts, customers are required to pay 20% to 50% of full contract amount as down payments, and settle remaining balances before the Company completes construction and delivers the properties to customers.  The Company estimates majority of revenue in excess of billings balance will be collected within next six months, and all balances will be collected within next 12 months.  The Company believes revenue in excess of billings is collectible considering that sufficient down payments made by customers demonstrated their commitment to pay for the property.

As at December 31, 2010, the first and second largest customers accounted for 13% and 10% of the Company’s total revenue in excess of billings.  The largest five customers accounted for 34% of the Company’s total revenue in excess of billings.

   Note 6 – Prepayments

Prepayments consisted of the following:

	December 31,
	2010	2009

Advances to suppliers and service providers	$587,685	$1,675,177
Financing service fees charged as prepaid interest	1,109,642	-
Excessive business tax and related urban construction tax, education surcharge, and LAT liabilities	463,849	814,321

	$2,161,176	$2,489,498

Pursuant to financing service contracts entered into between the Company, Industrial and Commercial Bank of China, Xingtai Branch and Association of Xingtai City Urban-Rural Credit Unions, the Company paid $725,975 and $499,108 service fees in December 2010 and June 2010, respectively, relating to the origination of the two-year loan of $12,099,580 and three-year loans of $17,695,636 from Industrial and Commercial Bank of China, Xingtai Branch and a syndicate of credit unions led by Association of Xingtai City Urban-Rural Credit Unions, respectively, released to the Company in January 2011 and May 2010, respectively.  The financing service fees are regarded as prepaid loan interest and amortized over the respective terms of the loans.

Business tax and related urban construction tax and education surcharge, and LAT are payable each year at 5% and 1% - 2% of customer deposits received.  The Company recognizes Sales-related business tax, urban construction tax, education surcharge and LAT in the income statement to the extent that they proportionate to the revenue recognized each year.  Any excessive amounts of business tax and related urban construction tax and education surcharge, and LAT liabilities recognized at year end pursuant to tax laws and regulations over amounts recognized in income statement are capitalized in prepayments and will be expensed in subsequent periods.

Note 7 – Other Receivables

The components of other receivables were as follows:

	December 31,
	2010	2009

Working capital borrowings by contractors	$1,503,503	$-
Working capital borrowings by Kong Village Relocation Program	1,512,447	585,035
Others	308,583	481,245

	$3,324,533	$1,066,280

Working capital borrowings by contractors and Kong Village Relocation Program are unsecured, bear no interest and become payable before the completion of related construction and program. There was no allowance for doubtful accounts at December 31, 2010 and 2009.

Note 8 – Properties Available for Sale, and Properties and Land Lots under Development

The components properties available for sale, and properties and land lots under development were as follows:

	December 31,
	2010	2009

Properties available for sale
Wancheng New World Commercial Center	$-	$591,338

Properties under development
Kirin County
Costs of land use rights	9,810,506	8,994,690
Other development costs	9,035,334	7,472,974
No. 79 Courtyard
Costs of land use rights	48,882,301	21,590,710
Other development costs	11,966,399	46,248
Rose Gold Kiosk
Costs of land use rights	-	1,220,202
Land lots under development
Kirin Bay	12,724,796	3,808,160

	$92,419,336	$43,132,984

As of December 31, 2010 and 2009, prepayments for obtaining land use rights without receiving land use right certificates were nil and $21,590,710, respectively.

In 2010, the Company terminated the development of Rose Gold Kiosk project and sold the related land use right to a third party.  As of December 31, 2010 and 2009, the Company did not have land use rights not assigned to a real estate development project.

Pursuant to incentive policies issued by Xingtai local government encouraging modernization of villages situated in urban vicinity, the Company participated in Kong Village Relocation Program in which the Company constructs a real property and transfers to local government at no costs, and reimburses costs incurred by local government compensating villagers and zoning and developing vacated land lots.  In exchange for the financing, the Company will be invited to bid for vacated land parcels for residential and commercial use at public auction at market price, and majority of the proceeds received by local government will be refunded to the Company.  The Company capitalizes all expenditures attributable to Kong Village Relocation Program under land lots under development.  Land use rights will be auctioned in 2011.  The Company expects to secure land use rights through the auditions and will use acquired land use rights for the development of Kirin Bay project.

Part of Company’s real estate held for development and land lots under development were pledged as collateral for a long-term loan (Note 14).

Note 9 – Property and Equipment, Net

Property and equipment consist of fixtures, furniture and office equipment. At December 31, 2010 and 2009, the cost was $334,341 and $157,657, respectively; and accumulated depreciation was $103,866 and $46,165, respectively.

Depreciation expenses for the years ended December 31, 2010, 2009 and 2008 were $54,745, $28,049 and $10,059, respectively, and were included in general and administrative expenses in the consolidated statements of income and comprehensive income.

Note 10 – Other Payables and Accrued Liabilities

The components of other payables and accrued liabilities were as follows:

	December 31,
	2010	2009

Unrecognized tax benefit (Note 12(2))	$4,318,008	$1,872,111
Utility deposits from customers	913,196	520,623
Contract and bidding deposits	906,561	528,543
Others	371,572	26,067

	$6,509,337	$2,947,344

Note 11 – Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units. In the PRC, customers generally obtain financing for the purchase of their residential unit prior to the completion of the project. The lending institutions will provide the funds to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a current liability until the revenue can be recognized. As of December 31, 2010 and 2009, the Company received $22,417,416 and $14,601,339 deposits from customers, respectively.

Note 12 – Income Taxes

(1)	Corporate income tax

Kirin China is incorporated in the British Virgin Islands.  Under the current laws of the British Virgin Islands, Kirin China is not subject to tax on income or capital gains.  In addition, no British Virgin Islands withholding tax is imposed upon payments of dividends by Kirin China.

Kirin Development is incorporated in Hong Kong.  Kirin Development did not earn any income that was derived in Hong Kong for the period from its date of incorporation to December 31, 2010 and therefore was not subject to Hong Kong Profits Tax. The payments of dividends by Hong Kong companies are not subject to any Hong Kong withholding tax.

The Company’s subsidiaries in China are subject to PRC Enterprise Income Tax (EIT) on taxable income. According to PRC tax laws and regulations, China subsidiaries are subject to EIT with the tax rate 25% since January 1, 2008, except that deemed profit method is applied to Xingtai Zhongding Construction Project Management Co., Ltd., which local tax authorities levy income tax based on deemed profit of 8% of revenue. A withholding income tax rate of 5% is applied if Kirin Management, the wholly-owned foreign enterprise, distributes dividends to its immediate holding company, Kirin Development, which is registered in Hong Kong.

Income tax expenses for the years ended December 31, 2010 and 2009 are summarized as follows:

	Years Ended December 31,
	2010	2009	2008

Current
EIT expense	$47,235	$734,214	$-
Unrecognized tax uncertainty benefit	2,323,422	1,871,099	-
LAT expense	1,970,197	807,273	205,327
Deferred tax (benefit) expense	4,633,802	(372,369	590,573

	$8,974,656	$3,040,217	$795,900

A reconciliation between approximate taxes computed at the PRC statutory rate of 25% and the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2010	2009	2008

EIT at statutory rate of 25%	$7,467,065	$2,798,112	$566,211
LAT expense	1,970,197	807,273	205,327
EIT benefit of LAT	(492,550	(201,816	(51,331)
Tax effect of deemed profit method of a subsidiary	-	(262,936	-
Tax effect of non-deductible expenses	29,944	52,560	84,856
Tax effect of non-taxable income	-	(152,976	(9,163)

	$8,974,656	$3,040,217	$795,900

(2)	Liability for unrecognized tax benefit

A reconciliation of the beginning and ending amount of liability associated with unrecognized tax benefit is as follows:

	Years Ended December 31,
	2010	2009

Unrecognized tax benefit, as of January 1	$1,872,111	$-
Increase due to government grant earned	2,323,422	1,871,099
Movement in current year due to foreign exchange rate fluctuation	122,475	1,012

Unrecognized tax benefit, as of December 31	$4,318,008	$1,872,111

The liability for unrecognized tax benefit related to the government grant earned by the Company for the development of Kirin County project.   The Company did not include earned grant in taxable income because we expected local government would provide assistance to us to obtain approvals permitting exclusion of the grant from taxable income.   As of June 3, 2011, the Company hasn’t received approval from appropriate level of tax authorities permitting the exclusion of earned government grant from taxable income for the two years ended December 31, 2010.  The Company believes that the possibility exists for local or higher tax authorities re-evaluate this tax position.  The unrecognized tax benefit, if ultimately recognized, will impact the effective tax rate.  The Company did not accrue potential penalties and interest related to the unrecognized tax befit on the basis that tax authorities would unlikely levy penalties and interest.  The Company does not expect changes in unrecognized tax benefit as of December 31, 2010 to be material in the next twelve months.

In accordance with PRC tax administration law and regulations, tax authorities generally have up to five years to claw back underpaid tax plus penalties and interests.  In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation.  Accordingly, the Company’s PRC subsidiaries tax years from 2006 to 2010 remains subject to examination by tax authorities.

(3)	Deferred tax

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 31, 2010 and 2009 are presented below.

	December 31,
	2010	2009

Deferred tax assets
Tax loss to be carried forward	$418,116	$-
Excess of internet expense	188,576	-
Excess of advertising expense	49,229	-
	655,921	-
Offsetting with deferred tax liabilities	(570,469	-

Net deferred tax assets	$85,452	$-

Deferred tax liability
Revenue recognized based on percentage-of-completion	$5,960,005	$535,038
Offsetting with deferred tax assets	(570,469	-
))
Net deferred tax liabilities	$5,389,536	$535,038

Note 13 – Other Taxes Payable

Other taxes payable consisted of the following at December 31, 2010 and 2009:

	December 31,
	2010	2009

Business tax and related urban construction tax and education surcharge	$2,905,065	$1,741,496
LAT	31,663	455,831

	$2,936,728	$2,197,327
Note 14 – Long-Term Loans

Long-term loans as of December 31, 2010 and 2009 consisted of the following (interest rates were as of December 31, 2010):

	December 31,
	2010	2009
Loans from Industrial and Commercial Bank of China, Xingtai Yejin Branch (“ICBC Loans”)	$17,695,635	$-
Due on September 8, 2012, at 7.02% per annum	2,571,162	-
Due on December 8, 2012, at 7.02% per annum	7,562,237	-
Due on March 8, 2013, at 7.02% per annum	3,327,384
Due on March 8, 2013, at 7.02% per annum	4,234,853	-
Loans from Xingtai Chengjiao Rural Credit Cooperative Union Association (“Credit Union Loan”)
Due on June 25, 2011, at 10.26% per annum	1,512,448	1,462,587

	$19,208,083	$1,462,587

The loans’ terms are between two to three years. Nominal interest rate of Credit Union Loan was fixed at 10.26% per annum.  ICBC Loans are floating rate loans whose rates are set at 10% more than 1-to-3 year base borrowing rate stipulated by the People’s Bank of China at the date of each drawdown, and are subject to revision every 12 months.  At the dates of drawdown, 1-to-3 year base borrowing rate was 5.4%, and ICBC Loans’ nominal borrowing rates were 5.94%.  Pursuant to financing service contracts between the lending bank and the Company, the Company paid $499,108 service fee as prepaid interest.  Effective interest rate of ICBC Loans is 7.02% per annum as of December 31, 2010.

As of December 31, 2010 and 2009, the Company’s long-term loans were all denominated in RMB and the bank loans balances were secured by the Company’s real estate held for development and land lots under development with carrying value of $22,595,270 and $1,462,587, respectively.

Pursuant to covenants of the ICBC Loans, Xingtai Zhongding is required, among other things, to make no distributions to its equity holders before the loans are fully repaid, and to obtain the lender’s consent for any decrease in registered capital, transfer of material assets or shares of Xingtai Zhongding, and certain other activities which may adversely affect Xingtai Zhongding’s ability to repay the loan.  As of December 31, 2010, Xingtai Zhongding was in compliance with the applicable terms of all of ICBC Loans’ covenants.

Note 15 – Statutory Reserve

In accordance with the PRC Company Law, the Company’s subsidiaries in the PRC are required to transfer 10% of their profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory reserves until such reserves reach 50% of the registered capital or paid-in capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the statutory reserves may be distributed to stockholders or owners in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

For the years ended December 31, 2010, 2009 and 2008, the Company appropriated statutory reserve in the amount of $407,537, $264,887 and nil, respectively.

Note 16 – Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the years ended December 31, 2010, 2009 and 2008, the Company contributed $3,287, $19,386 and $15,571, respectively.

Note 17 – Related Party Transactions and Balances

(1)	Capital contribution of land use rights

In 2009, Business Investment, a trust equity owner of Xingtai Zhongding, transferred two pieces of land use rights to Xingtai Zhongding as capital contribution to develop Kirin County project.  Business Investment acquired the land use rights through public auction organized by local government for a cash consideration of RMB187,200,000, or approximately $27,381,623.  The land use rights were transferred to Xingtai Zhongding at their original acquisition costs, and credited to Xingtai Zhongding’s entity-level paid-in capital and additional paid-in capital at $10,579,463 and $16,802,160, respectively.  In the consolidated statement of stockholders’ equity, this capital contribution was reflected as an increase of additional paid-in capital.

(2)	Government grant escrowed by Business Investment

In 2008, a subsidiary of the Company, Xingtai Zhongding, was entitled to a government grant of $22,981,000.  Cash representing the grant has been transmitted to an escrow account held by Business Investment, and was available for Xingtai Zhongding’s drawdown in accordance with the construction progress of Kirin County project.  For the years ended December 31, 2010, 2009 and 2008, the Company was entitled to drawdown $9,293,749, $7,484,417 and nil earned government grant from Business Investment.  As at December 31, 2009, earned government available for drawdown was reflected as “Receivable from a trust equity holder”.  As at December 31, 2010, accumulated earned government grant of $16,844,938 was used to repay payments and working capital made by Mr. Guo Jianfeng, the controlling beneficiary owner of the Company (see below).

(3)	Working capital provided by Mr. Guo Jianfeng

Mr. Guo Jianfeng, controlling beneficiary owner of the Company, himself and through various affiliate companies and individuals, provided working capital to and withdrew fund from the subsidiaries of the Company.

	Years Ended December 31,
	2010	2009

Accumulated return of working capital to Mr. Guo Jianfeng	$24,655,748	$14,669,894
Government grant receivable from a trust equity holder	16,844,938	-
Accumulated working capital provided by Mr. Guo Jianfeng	(45,340,797	(7,882,613)

Net return of capital to (working capital provided by) Mr. Guo Jianfeng	$(3,840,111	$6,787,281

At the end of each reporting period, affiliate companies and individuals who processing receivable balances from and payable balances to the Company on Mr. Guo Jianfeng’s behalf, reassigned their balances to Mr. Guo Jianfeng pursuant to multi-party agreements entered into between Mr. Guo Jianfeng, related affiliate companies and individuals, and the Company. Accordingly, the Company is entitled to offset and present netted balance with Mr. Guo Jianfeng on consolidated balance sheets.

As at December 31, 2010, the Company had a net payable balance to Mr. Guo Jianfeng of $3,840,111.  This balance was unsecured, interest-free and did not have a specific repayment date.  As at December 31, 2009, the Company had a net receivable balance from Mr. Guo Jianfeng of $6,787,281, representing return of capital to Mr. Guo Jianfeng, and is reflected as a deduction of contributed capital.  In consolidated statements of cash flows, it was reflected as return of capital of $6,783,630 for the year ended December 31, 2009 and contribution of capital of $6,845,805 for the year ended December 31, 2010 when it was repaid (differences in dollar amount were due to annual weighted average exchange rates were used to prepare consolidated statements of cash flows).

Note 18 – Contingent Liabilities

As at December 31, 2010 and 2009, the Company provided $10,426,000 and $2,588,000 guarantees to mortgage bank loans granted to homebuyers of the Company’s real estate properties.  Guarantees commence when the banks release mortgage to the Company and end when House Ownership Certificates are issued and pledged to banks instead.  The fair value of the guarantees is insignificant because the possibility of the homebuyers’ default is remote, and in case of default, the Company can repossess the related properties to cover repayments of outstanding principal, interest and penalty to mortgage banks, and accordingly, the Company did not recognize fair value of these guarantees.

Note 19 – Parent Company Only Condensed Financial Information

Condensed balance sheets

	DECEMBER 31,
	2010	2009
ASSETS

Investment in subsidiaries	$68,449,391	$38,690,565
Total assets	$68,449,391	$38,690,565

LIABILITIES AND STOCKHOLDERS’ EQUITY

Stockholders’ equity
Common stock ($1 par value, 50,000 shares authorized, issued and outstanding)
	$50,000	$50,000
Additional paid in capital	33,966,850	27,121,045
Subscription receivable	(50,000	(50,000)
Retained earnings	34,482,541	11,569,520
Total stockholders’ equity	$68,449,391	$38,690,565

Consolidated statements of income

	For the Years Ended December 31,
	2010	2009	2008

Operating income
Equity in profit of subsidiaries	$22,913,016	$8,179,283	$1,951,074
Income from operations	$22,913,016	$8,179,283	$1,951,074

Consolidated statements of income

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net Income	$22,913,016	$8,179,283	$1,951,074
Adjustments to reconcile net income to net cash provided by (used in) operation activities
Equity in profit of subsidiaries	(22,913,016)	(8,179,283	(1,951,074)
Net cash provided by (used in) operating activities	-	-	-
Net cash provided by (used in) investing activities	-	-	-
Net cash provided by (used in) financing activities	-	-	-
Net increase (decrease) in cash and cash equivalents	-	-	-
Cash and cash equivalents-end of year	-	-	-
Cash and cash equivalents-end of year	$-	$-	$-

Basis of Presentation

The parent company only condensed financial statements have been provided pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, which require condensed financial statements as to the financial position, changes in financial position and results of operations of a parent company as if the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries (including variable interest entities) together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2010 and 2009, approximately $68,000,000 and $38,690,000, respectively, of the restricted net assets was not available for distribution, and as such, the condensed financial statements of the Company have been presented for the years ended December 31, 2010, 2009 and 2008.

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC 313. Such investment is presented on the balance sheets as “Investment in subsidiaries” and 100% of the subsidiary profit or loss as “Equity in profit of subsidiaries” on the statements of income.

Note 20 – Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued and material subsequent event is as follows:

The share exchange and the offering

On March 1, 2011 (the “Closing Date”), Ciglarette, Inc. (“Ciglarette”), a Nevada corporation, entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among (i) Ciglarette, (ii) Ciglarette’s principal stockholder, (iii) Kirin China, and (iv) the former shareholders of Kirin China, pursuant to which the former shareholders of Kirin China transferred to us all of their shares of Kirin China in exchange for the issuance of 18,547,297 shares of Ciglarette’s common stock (such transaction, the “Share Exchange”).   As a result of the Share Exchange, Kirin China became Ciglarette’s wholly-owned subsidiary.  On March 10, 2011, Ciglarette changed its name to Kirin International Holding, Inc.

On the Closing Date and immediately following the Share Exchange, Ciglarette completed a private offering (the “Offering”) of investment units (each a “Unit” and collectively, the “Units”) each Unit consisting of 4 shares of common stock, a three-year series A warrant to purchase 1 share of common stock of Ciglarette, at an exercise price of $6.25 per share (the “Series A Warrants”) and a three-year Series B warrant to purchase 1 share of common stock of Ciglarette, at an exercise price of $7.50 per share (the “Series B Warrants” and collectively with the Series A Warrants, the “Investor Warrants”).  An aggregate of 69,000 Units were sold in the Offering for gross proceeds to Ciglarette of $1,380,000.  As a result of the Offering, Ciglarette issued an aggregate of 276,000 shares of its common stock and warrants to acquire an aggregate of 138,000 shares of our common stock to the investors in the Offering.